Exhibit (a)(1)(xxxi)
Second Amended Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
LAFARGE NORTH AMERICA INC.
at
$85.50 Net Per Share
by
EFALAR INC.
a wholly-owned subsidiary of
LAFARGE S.A.
THE SECOND AMENDED OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MAY 12, 2006,
UNLESS THE SECOND AMENDED OFFER IS EXTENDED.
May 1, 2006
To Our Clients:
      Enclosed for your information are the Second Supplement, dated May 1, 2006 (the “Second Supplement”), which supplements the Offer to Purchase, dated February 21, 2006 (the “Offer to Purchase”), and the Supplement to the Offer to Purchase, dated April 7, 2006 (the “First Supplement”), in each case as previously amended by amendments to the Schedule TO filed by Lafarge S.A. with the Securities and Exchange Commission, and the related second revised (gray) Letter of Transmittal (which, as amended and supplemented from time to time, collectively constitute the “Second Amended Offer”), relating to the Offer by Efalar Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Lafarge S.A., a French société anonyme (“Parent”), to purchase all of the outstanding shares of common stock, par value $1.00 per share (the “Common Shares”), of Lafarge North America Inc., a Maryland corporation (the “Company”), at an increased price of $85.50 per Common Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Second Amended Offer.
      We are the holder of record (directly or indirectly) of Common Shares held by us for your account. A tender of such Common Shares can be made only by us as the holder of record and pursuant to your instructions. The second revised (gray) Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Common Shares held by us for your account.
      We request instructions as to whether you wish to tender any or all of the Common Shares held by us for your account, pursuant to the terms and conditions in the Second Amended Offer.
      Your attention is directed to the following:

1.	The increased offer price is $85.50 per Common Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Second Supplement.

2.	The Second Amended Offer is being made for all of the outstanding Common Shares not already owned by Parent and its subsidiaries.

3.	Concurrently with the Second Amended Offer, Parent, through another of its wholly-owned subsidiaries, is offering to acquire all of the exchangeable preference shares (the “Exchangeable Preference Shares” and such offer, as amended and supplemented, the “Second Amended EPS Offer”) of Lafarge Canada Inc. (“Lafarge Canada”). The Exchangeable Preference Shares are convertible into Common Shares on a 1-for-1 basis, subject to adjustment in accordance with their terms, and the per share offer price in the Second Amended EPS Offer is the same as the per share price offered for the Common Shares in the

Second Amended Offer. That offer is subject to the conditions contained in the Second Amended Offer, and Parent will not consummate the acquisition of such Exchangeable Preference Shares unless Parent also consummates the acquisition of the Common Shares pursuant to the Second Amended Offer.

4.	The Second Amended Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn a number of Common Shares which, when taken together with the Exchangeable Preference Shares validly tendered and not withdrawn pursuant to the Second Amended EPS Offer, will constitute at least a majority of the outstanding Common Shares and Exchangeable Preference Shares, taken together as a single class, as of the date the Common Shares are accepted for payment pursuant to the Second Amended Offer, excluding Common Shares and Exchangeable Preference Shares beneficially owned by Parent and certain other persons as set forth in the INTRODUCTION of the Second Supplement (the “Minimum Tender Condition”) and (ii) there being validly tendered and not withdrawn a sufficient number of Common Shares such that, upon acceptance for payment and payment for the tendered Common Shares pursuant to the Second Amended Offer (and taking into account any Exchangeable Preference Shares to be accepted for payment in the Second Amended EPS Offer), Parent will, directly or through wholly-owned subsidiaries, own a number of Common Shares and Exchangeable Preference Shares representing at least 90% of the issued and outstanding Common Shares and Exchangeable Preference Shares, taken together as a single class, as of the date the Common Shares are accepted for payment pursuant to the Second Amended Offer. The Minimum Tender Condition is not waivable. The Second Amended Offer is also subject to certain other conditions set forth in the Second Supplement. See “THE OFFER — Section 11. Conditions to the Second Amended Offer” in the Second Supplement.

5.	The Second Amended Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, May 12, 2006 (the “Expiration Date”), unless Purchaser has extended the period of time during which the Second Amended Offer is open, in which event the term “Expiration Date” shall mean the latest time and date at which the Second Amended Offer, as so extended by Purchaser, shall expire.

6.	Any stock transfer taxes applicable to the sale of Common Shares to Purchaser pursuant to the Second Amended Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the second revised (gray), first revised (pink) or original (yellow) Letter of Transmittal.

      If you wish to have us tender any or all of the Common Shares held by us for your account, please so instruct us by completing, executing and returning to us in the enclosed envelope the instruction form set forth below. If you authorize the tender of your Common Shares, all such Common Shares will be tendered unless otherwise specified on the instruction form set forth below. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.
      Payment for Common Shares will be in all cases made only after such Common Shares are accepted by Purchaser for payment pursuant to the Second Amended Offer and the timely receipt by Computershare Shareholder Services, Inc. (the “Depositary”) of (a) certificates for such Common Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Common Shares (b) a second revised (gray), first revised (pink) or original (yellow) Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal and (c) any other documents required by the second revised (gray), first revised (pink) or original (yellow) Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Common Shares or Book-Entry Confirmations with respect to Common Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Common Shares, regardless of any extension of the Second Amended Offer or any delay in payment for Common Shares.
      The Second Amended Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Common Shares in any jurisdiction in which the making or acceptance of the Second Amended Offer would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its sole discretion, take such action as it may deem necessary to make the Second Amended Offer in any such jurisdiction and extend the Second Amended Offer to holders of Common Shares in such jurisdiction. Neither Purchaser nor Parent is aware of any jurisdiction in which the making of the Second Amended Offer or the acceptance of Common Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

Instructions with Respect to the
Second Amended Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
LAFARGE NORTH AMERICA INC.
at
$85.50 Net Per Share
by
EFALAR INC.
a wholly-owned subsidiary of
LAFARGE S.A.
      The undersigned acknowledge(s) receipt of your letter and the enclosed Second Supplement, dated May 1, 2006 (the “Second Supplement”), which supplements the Offer to Purchase, dated February 21, 2006 (the “Offer to Purchase”), and the Supplement to the Offer to Purchase, dated April 7, 2006 (the “First Supplement”), in each case as previously amended by amendments to the Schedule TO filed by Lafarge S.A. with the Securities and Exchange Commission, and the related second revised (gray) Letter of Transmittal (which, as amended and supplemented from time to time, collectively constitute the “Second Amended Offer”), relating to the offer by Efalar Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Lafarge S.A., a French société anonyme (“Parent”), to purchase for cash all of the outstanding shares of common stock, par value $1.00 per share (the “Common Shares”), of Lafarge North America Inc., a Maryland corporation (the “Company”), at an increased price of $85.50 per Common Share, net to the seller in cash, without interest thereon, upon the terms and conditions set forth in the Second Amended Offer.
      This will instruct you to tender the number of Common Shares indicated below (or if no number is indicated below, all Common Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions in the Second Amended Offer.
      The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Common Shares submitted on my behalf to the Depositary will be determined by Purchaser (which may delegate power in whole or in part to the Depositary) and such determination shall be final and binding.
Number of Common Shares to Be Tendered: ________________________Common Shares*

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Account Number:	Signature(s):

Dated: , 2006

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*	Unless otherwise indicated, you are deemed to have instructed us to tender all Common Shares held by us for your account.
      Please return this form to the brokerage firm or other nominee maintaining your account.